PRESS RELEASE

Innospec REPORTS FOURTH QUARTER AND 2009 FINANCIAL RESULTS

GAAP Loss of $(0.01) per share vs. EPS of $0.20

Excluding Special Items, Diluted EPS $0.65 vs. $0.64

Fuel Specialties Operating Income up 10%

Newark, Del. - February 16, 2010 - Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the fourth quarter and full year ended December 31, 2009.

Total net sales for the fourth quarter were $164.2 million, down 2% from $168.0 million in the corresponding period last year. Net loss was $(0.3) million, or $(0.01) per diluted share, compared with net income of $5.0 million, or $0.20 per diluted share, a year ago. EBITDA (earnings before interest, taxes, depreciation, amortization and impairment) for the quarter was $6.1 million, compared with $13.6 million a year ago.

The results for the quarter include an additional accrual of $21.9 million, or $0.88 per diluted share, for anticipated settlement of the United Nations Oil for Food Program and FCPA investigations. The results also include several other special items, which are summarized in the table below. For the fourth quarter of 2009, these items had a combined negative impact on net income of $16.5 million, or $0.66 per diluted share; a year ago, similar items reduced net income by $10.6 million, or $0.44 per diluted share. Excluding these items from both periods, diluted earnings per share for the fourth quarter of 2009 were $0.65, a 2% increase from $0.64 a year ago.

EBITDA and net income excluding special items, and related per share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.
	Quarter ended Dec. 31, 2009		Quarter ended Dec. 31, 2008
	After-tax (in millions)	Per diluted share	After-tax (in millions)	Per diluted share

Net (loss)/income	$(0.3)	$(0.01)	$5.0	$0.20

OFFP/FCPA anticipated settlement accrual	21.9	0.88	-	-
Foreign exchange (gains)/losses	(2.5)	(0.10)	9.9	0.41
Adjustment of income tax provisions	(2.3)	(0.09)	-	-
Prior years' United Kingdom sales tax settlement	(1.9)	(0.08)	-	-
Restructuring charge	0.8	0.03	0.2	0.01
Octane Additives business goodwill impairment	0.5	0.02	0.5	0.02
	16.5	0.66	10.6	0.44

Net income excluding special items	$16.2	$0.65	$15.6	$0.64

"Innospec again delivered solid operating results in the fourth quarter in the face of a very soft economic environment," said Patrick Williams, President and Chief Executive Officer. "Fuel Specialties, our biggest business, reported a 10% increase in operating income despite continued weak fuel demand and a difficult comparison with last year's strong fourth quarter, when its operating income had increased 18%. Fuel Specialties' unit volume excluding the Avtel business was up 1%, and the segment's gross margin was particularly strong at 36.0%. In addition, the turnaround in Active Chemicals continued to gather momentum, as its sales for the quarter rose 16% and gross margins improved significantly from the difficulties encountered a year ago."

Mr. Williams continued, "We have made substantial progress, but not yet completed, negotiations of final settlements of the Oil for Food Program and FCPA investigations, in either the U.S. or United Kingdom. However, we have charged a further $21.9 million in the quarter, based on the status of ongoing discussions, to bring the total amount accrued to $40.2 million. The Company will make no further comments on the ongoing proceedings."

For the full year, total revenues of $598.5 million were down 7% from $640.5 million in 2008. Net income for 2009 was $6.4 million, or $0.26 per diluted share, compared with $12.5 million, or $0.51 per diluted share, a year ago. EBITDA for the year was $42.9 million, compared with $50.4 million in 2008. Special items reduced net income for the year by $45.8 million, or $1.85 per diluted share; in 2008, similar items reduced net income by $32.9 million, or $1.35 per diluted share. Excluding these items from both periods, diluted earnings per share for the year were $2.11, a 13% increase from $1.86 in 2008.
	Year ended Dec. 31, 2009		Year ended Dec. 31, 2008
	After-tax (in millions)	Per diluted share	After-tax (in millions)	Per diluted share

Net income	$6.4	$0.26	$12.5	$0.51

OFFP/FCPA anticipated settlement accrual	40.2	1.63	-	-
OFFP/FCPA legal and professional expenses	10.0	0.40	11.2	0.46
Foreign exchange (gains)/losses	(2.7)	(0.11)	13.7	0.56
Adjustment of income tax provisions	(2.3)	(0.09)	-	-
Octane Additives business goodwill impairment	2.2	0.09	3.7	0.15
Restructuring charge	2.2	0.09	1.5	0.06
Gain on stock options forfeited	(1.9)	(0.08)	-	-
Prior years' United Kingdom sales tax settlement	(1.9)	(0.08)	-	-
Acquisition-related costs	-	-	2.8	0.12
	45.8	1.85	32.9	1.35

Net income excluding special items	$52.2	$2.11	$45.4	$1.86

In Fuel Specialties, operating income for the quarter was $24.1 million, a 10% increase from $22.0 million a year ago. The segment's gross margin was 36.0%, compared with 32.5% a year ago. Its net sales for the quarter were down 1%, to $117.0 million. By region, sales were down 9% in the Americas and 2% in the Asia-Pacific region, but increased 11% in the Europe, Middle East and Africa (EMEA) region principally due to the favorable impact of exchange rates. For the full year, operating income in Fuel Specialties was up 2%, to $81.4 million; the segment's sales were down 4%, to $422.7 million.

Active Chemicals reported operating income of $1.1 million for the quarter, compared with an operating loss of $2.4 million a year ago. The segment's gross margin was 18.5% for the quarter, up sharply from 5.7% a year ago. Net sales in Active Chemicals were $32.5 million, up 16% from last year's fourth quarter. By region, sales increased 3% in the Americas, 26% in the EMEA region, and 32% in the Asia-Pacific region. For the year, Active Chemicals' sales were down 6%, to $130.2 million, but the segment reported operating income of $8.8 million, compared with a $5.0 million operating loss in 2008.

In Octane Additives, the operating loss for the quarter was $20.7 million, including the $21.9 million accrual for anticipated settlement of the OFFP and FCPA investigations. Octane Additives' gross margin for the quarter was 20.4%, compared with 46.2% a year ago. The segment's net sales for the quarter were $14.7 million, down 34%. For the full year, Octane Additives reported a $44.8 million operating loss (after charging $53.1 million in OFFP and FCPA investigation expenses and related anticipated settlement accruals), compared with operating income of $1.2 million in 2008 (which included $15.5 million in investigation expenses). The segment's sales for the year were down 26%, to $45.6 million, consistent with the long-term decline expected in this legacy business.

Corporate costs for the quarter were $3.1 million, including a $2.5 million benefit from a United Kingdom sales tax settlement in respect of prior years, compared with $4.4 million a year ago. The Company recorded a $3.2 million pre-tax foreign exchange gain in the quarter, compared with foreign exchange losses of $13.5 million a year ago. Innospec also incurred a $1.7 million pre-tax non-cash charge related to its pension plan, compared with a $0.5 million charge a year ago. Excluding the impact of the OFFP and FCPA investigations anticipated settlement accrual and the adjustment of income tax provisions, the full year effective tax rate was 24.3%, compared to 33.3% in 2008.

As previously disclosed, the Company expects cash contributions and quarterly accruals related to its United Kingdom defined benefit pension plan to increase in 2010. Following the triennial actuarial valuation carried out by the plan's trustees, the Company has agreed that the plan has a substantial funding deficit, driven by a number of actuarial factors including improved mortality.  Innospec is taking steps to reduce its exposure to additional pension liabilities, including closure of the plan to future service accrual.  The Company is in negotiations with the trustees to fund the deficit over a number of years, but currently expects its annual cash contribution and income statement charge for 2010 to increase to approximately $20 million and $15 million, respectively.  In addition, reflecting the higher deficit, the pension liability on the Company's balance sheet has increased to $124.2 million as of December 31, 2009.

Net cash generated from operations was $30.7 million for the quarter, driven primarily by strong operating income before making provision for the OFFP and FCPA investigations anticipated settlement accrual, as well as lower-than-expected working capital requirements. At year-end, Innospec had $68.6 million in cash and cash equivalents, $17.6 million more than its total debt of $51.0 million. The Company continues to expect substantial cash outflows in future quarters based on the need to build working capital from recent low levels, increased capital expenditures, and the timing of other cash flows.

Mr. Williams concluded, "I am very pleased with the performance of Innospec's global management teams under extremely challenging circumstances throughout 2009. Our strong results excluding special items reflect the quality of our people, our continued investment in product innovation, and our customer-oriented service techniques. We know we will face additional challenges in 2010, particularly given the continued softness in global fuel markets. However, we remain confident that our ongoing businesses in Fuel Specialties and Active Chemicals are positioned to drive substantial earnings growth and shareholder returns over the longer term."

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA and net income excluding special items, and related per share amounts. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense (net), income taxes, depreciation, amortization and impairment of Octane Additives business goodwill. Net income excluding special items is net income per our consolidated financial statements adjusted for the exclusion of charges for OFFP/FCPA anticipated settlement accrual, OFFP/FCPA legal and professional expenses, foreign exchange (gains)/losses, adjustment of income tax provisions, impairment of Octane Additives business goodwill, restructuring charge, gain on stock options forfeited, prior years' United Kingdom sales tax settlement and acquisition-related costs. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company's underlying performance and identifying operating trends. In addition, management uses these non-GAAP financial measures internally to allocate resources and evaluate the performance of the Company's operations. While the Company believes that such measures are useful in evaluating the Company's performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company's performance relative to other companies in similar industries. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 1,000 employees in 23 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. Innospec's Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. Innospec's Active Chemicals business provides effective technology-based solutions for our customers' processes or products focused in the Personal Care; Household, Industrial & Institutional; and Fragrance Ingredients markets. Innospec's Octane Additives business is the world's only producer of tetra ethyl lead.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Such forward-looking statements include statements (covered by words like "expects", "anticipates", "may", "believes" or similar words or expressions), for example, which relate to operating performance, events or developments that we expect or anticipate will or may occur in the future (including, without limitation, any of the Company's guidance in respect of sales, gross margins, net income, growth potential and other measures of financial performance). Although forward-looking statements are believed by management to be reasonable when made, caution should be exercised not to place undue reliance on such statements because they are subject to certain risks, uncertainties and assumptions, including in respect of the general business environment, regulatory actions or changes. If the risks or uncertainties materialize or assumptions prove incorrect or change, our actual performance or results may differ materially from those expressed or implied by such forward-looking statements and assumptions. Additional information regarding risks, uncertainties and assumptions relating to the Company and affecting our business operations and prospects are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, and other reports filed with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading "Risk Factors".  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Kate Davison

Innospec Inc.

+44-151-348-5825

Kate.Davison@innospecinc.com

Tom Pratt

RF|Binder Partners

+1-212-994-7563

Tom.Pratt@RFBinder.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31		Twelve Months Ended December 31

	2009	2008	2009	2008
(in millions except share and per share data)

Net sales	$164.2	$168.0	$598.5	$640.5
Cost of goods sold	(113.1)	(117.8)	(409.2)	(454.1)
Gross profit	51.1	50.2	189.3	186.4

Selling, general and administrative	(45.2)	(22.6)	(142.5)	(115.2)
Research and development	(5.0)	(3.7)	(16.4)	(14.8)
Restructuring charge	(1.1)	(0.2)	(2.8)	(2.1)
Amortization of intangible assets	(1.2)	(1.2)	(4.7)	(7.4)
Impairment of Octane Additives business goodwill	(0.5)	(0.5)	(2.2)	(3.7)
Profit on disposal	-	-	-	0.4
	(53.0)	(28.2)	(168.6)	(142.8)
Operating (loss)/income	(1.9)	22.0	20.7	43.6
Other net income/(expense)	3.3	(13.5)	3.6	(19.3)
Interest expense (net)	(1.3)	(1.4)	(6.0)	(5.4)
Income before income taxes	0.1	7.1	18.3	18.9
Income taxes	(0.4)	(2.0)	(11.9)	(6.3)
Net (loss)/income including the noncontrolling interest	(0.3)	5.1	6.4	12.6
Net income attributable to the noncontrolling interest	-	(0.1)	-	(0.1)
Net (loss)/income	$(0.3)	$5.0	$6.4	$12.5

(Loss)/earnings per share Basic	$(0.01)	$0.21	$0.27	$0.53
Diluted	$(0.01)	$0.20	$0.26	$0.51

Weighted average shares Basic	23,664	23,598	23,642	23,595
outstanding (in thousands) Diluted	23,664	24,408	24,714	24,391

Schedule 2A

INNOSPEC INC. AND SUBSIDIARIES

SEGMENTAL ANALYSIS
ANALYSIS OF BUSINESS UNIT RESULTS
	Three Months Ended December 31		Twelve Months Ended December 31
	2009	2008	2009	2008
(in millions)

Net sales
Fuel Specialties	$117.0	$117.8	$422.7	$440.9
Active Chemicals	32.5	27.9	130.2	138.3
Octane Additives	14.7	22.3	45.6	61.3
	164.2	168.0	598.5	640.5

Gross profit
Fuel Specialties	42.1	38.3	147.2	145.6
Active Chemicals	6.0	1.6	26.8	12.5
Octane Additives	3.0	10.3	15.3	28.3
	51.1	50.2	189.3	186.4

Operating (loss)/income
Fuel Specialties	24.1	22.0	81.4	80.0
Active Chemicals	1.1	(2.4)	8.8	(5.0)
Octane Additives	(20.7)	8.0	(44.8)	1.2
Pension charge	(1.7)	(0.5)	(6.4)	(2.3)
Corporate costs	(3.1)	(4.4)	(13.3)	(24.9)
	(0.3)	22.7	25.7	49.0

Restructuring charge	(1.1)	(0.2)	(2.8)	(2.1)
Impairment of Octane Additives business goodwill	(0.5)	(0.5)	(2.2)	(3.7)
Profit on disposal	-	-	-	0.4
Total operating (loss)/income	$(1.9)	$22.0	$20.7	$43.6

Schedule 2B
NON GAAP MEASURES
	Three Months Ended December 31		Twelve Months Ended December 31
	2009	2008	2009	2008
(in millions)

Net (loss)/income	$(0.3)	$5.0	$6.4	$12.5
Interest expense (net)	1.3	1.4	6.0	5.4
Income taxes	0.4	2.0	11.9	6.3
Depreciation and amortization	4.2	4.7	16.4	22.5
Impairment of Octane Additives business goodwill	0.5	0.5	2.2	3.7
EBITDA	6.1	13.6	42.9	50.4

Fuel Specialties	25.6	23.4	86.3	85.4
Active Chemicals	2.7	(0.7)	15.2	1.4
Octane Additives	(20.1)	8.9	(41.9)	8.6
Pension charge	(1.7)	(0.5)	(6.4)	(2.3)
Corporate costs	(2.6)	(3.7)	(11.1)	(21.6)
	3.9	27.4	42.1	71.5
Restructuring charge	(1.1)	(0.2)	(2.8)	(2.1)
Profit on disposal	-	-	-	0.4
Other net income/(expense)	3.3	(13.5)	3.6	(19.3)
Noncontrolling interest	-	(0.1)	-	(0.1)
EBITDA	$6.1	$13.6	$42.9	$50.4

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
	December 31 2009	December 31 2008
Assets	(in millions)
Current assets
Cash and cash equivalents	$68.6	$13.9
Accounts receivable (less allowance of $2.3 and $2.8, respectively)	89.8	89.9
Inventories	120.6	138.3
Prepaid expenses	3.9	4.4
Prepaid income taxes	-	10.1
Total current assets	282.9	256.6

Property, plant and equipment	50.6	53.5
Goodwill - Octane Additives	6.8	9.0
Goodwill - Other	139.2	139.2
Intangible assets	23.7	28.3
Deferred finance costs	1.9	0.5
Deferred income taxes	36.9	7.2
Other non-current assets	1.1	-
Total assets	$543.1	$494.3
Liabilities and Stockholders' Equity
Accounts payable	$50.2	$55.4
Accrued liabilities	104.4	46.3
Accrued income taxes	6.3	-
Short-term borrowing	10.0	73.0
Current portion of plant closure provisions	3.9	4.1
Current portion of unrecognized tax benefits	5.0	9.2
Current portion of deferred income	0.1	0.1
Total current liabilities	179.9	188.1

Long-term debt, net of current portion	41.0	-
Plant closure provisions, net of current portion	24.5	22.8
Unrecognized tax benefits, net of current portion	14.4	25.6
Pension liability	124.2	13.8
Other non-current liabilities	0.7	13.9
Deferred income, net of current portion	0.8	0.8
Total stockholders' equity	157.6	229.3
Total liabilities and stockholders' equity	$543.1	$494.3

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
	Twelve Months Ended December 31
	2009	2008
	(in millions)
Cash Flows from Operating Activities

Net income	$6.4	$12.6
Adjustments to reconcile net income including the noncontrolling interest to cash provided by operating activities:
Depreciation and amortization	18.4	23.0
Impairment of Octane Additives business goodwill	2.2	3.7
Deferred income taxes	(2.4)	(1.1)
(Profit) on disposal of property, plant and equipment	-	(0.4)
Non-cash intangible asset other adjustments	-	6.3
Changes in working capital	73.7	(16.1)
Excess tax benefit from stock based payment arrangements	(0.1)	(2.5)
Income taxes and other current liabilities	16.5	(17.2)
Movement on plant closure provisions	1.5	0.2
Movement on pension asset/(liability)	0.2	(5.1)
Stock option compensation charge	1.5	4.1
Movements on other non-current assets and liabilities	(30.5)	6.9
Net cash provided by operating activities	87.4	14.4
Cash Flows from Investing Activities

Capital expenditures	(7.2)	(9.1)
Proceeds on disposal of property, plant and equipment	-	1.3
Net cash (used in) investing activities	(7.2)	(7.8)
Cash Flows from Financing Activities

Net (repayment)/receipt of revolving credit facility	(17.0)	12.0
Repayment of term loan	(55.0)	(20.0)
Receipt of term loan	50.0	-
Refinancing costs	(3.7)	(0.4)
Excess tax benefit from stock based payment arrangements	0.1	2.5
Dividend paid	(1.2)	(2.4)
Issue of treasury stock	0.2	1.9
Repurchase of common stock	-	(10.5)
Noncontrolling interest dividends (paid)	-	(0.1)
Net cash (used in) financing activities	(26.6)	(17.0)
Effect of exchange rate changes on cash	1.1	-
Net change in cash and cash equivalents	54.7	(10.4)
Cash and cash equivalents at beginning of year	13.9	24.3
Cash and cash equivalents at end of year	$68.6	$13.9

Amortization of deferred finance costs of $2.0m (2008 - $0.5m) are included in depreciation and amortization in the cash flow statement but in interest in the income statement.